EXHIBIT 99.1

Liberty Global Reports Q3 and YTD 2016 Results
Subscriber Additions Up 35% YTD, including 284,000 RGUs in Q3
Operating Income up 60% YoY in Europe and 108% for LiLAC in Q3
Rebased OCF Growth >5% in Q3 for both Europe (ex Ziggo) & LiLAC
Additional LiLAC/CWC Synergies of $150 Million by Year End 2020
Repurchased ~$640 Million of Equity in Q3, Totaling $1.6 Billion YTD

Denver, Colorado November 3, 2016: Liberty Global plc ("Liberty Global") (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK), today announces financial and operating results for the three months ("Q3") and nine months ("YTD") ended September 30, 2016 for the Liberty Global Group1 and the LiLAC Group1.

CEO Mikes Fries stated, "As we signaled on our last investor call, our Q3 results reflect the acceleration in operating performance that we anticipated in Europe (excluding Ziggo), where we generated over 5% rebased2 OCF3 growth. This result was the by-product of strong performances at Unitymedia and Virgin Media, which posted 7% and 6% rebased OCF growth, respectively, as well as operating efficiencies from our Liberty Go program. With respect to top-line drivers, our YTD subscriber additions in Europe were up nearly 50%, while customer ARPU4 in Q3 increased 3% year-over-year. This growth was due in part to our success with quad-play offers and our advanced video and OTT services. Our B2B5 business in Europe delivered another quarter of solid results, bringing our YTD rebased revenue growth to 9%. In addition, our new build activities, which are underway in nearly all markets, continue to deliver promising results. At the end of Q3, we had built nearly 850,0006 new homes across Europe this year, and we are on pace to deliver over 1.3 million homes by year end. We are confirming our full-year 2016 financial targets for our European business, including better cash flow growth in Q4, but we expect to end up at the lower end of our 4-5% rebased OCF growth range due to the phasing of our new build program and the impact of certain commercial initiatives in the U.K."

"On the M&A front, we continue to expect that our joint venture with Vodafone in the Netherlands will close around the end of the year. During the quarter, we took steps to recapitalize the combined entity's balance sheet and raised an additional $3.2 billion of debt, of which we expect to receive 50% of the proceeds at closing. We will also receive up to an additional €1 billion at closing, subject to adjustment, from Vodafone to equalize ownership in the JV. Also of note, we announced the proposed acquisition of the third largest cable operator in Poland, Multimedia Polska, in October. This will significantly expand the reach of our market-leading platform in that market, and will allow us to drive further efficiencies across our business."

"LiLAC, our Latin American and Caribbean tracking stock, reported 5% rebased OCF growth in Q3. CWC's7 Q3 financial results were below our expectations, but we have already started laying the groundwork for improved future performance. We now expect LiLAC Group, excluding Cable & Wireless, to achieve 6% rebased OCF growth for full year 2016. With respect to CWC, we expect that the business will deliver OCF between $215 and $225 million8 in Q4 2016, including the estimated negative impact of Hurricane Matthew. To further support future growth, we have now reviewed our combined asset base, and expect to deliver $150 million of new LiLAC/CWC synergies by year-end 2020, which are over and above the $125 million of efficiencies already announced between CWC and Columbus. Our view of LiLAC’s combined OCF growth remains robust, and within the previously disclosed 7-9% target range over the next few years.”

"Our balance sheet remains in great shape with nearly $4.6 billion of total liquidity9, including around $500 million of cash on hand for each of Liberty Global and LiLAC Group. During the quarter, we aggressively purchased approximately $640 million of Liberty Global Group stock, upping our year-to-date total to $1.6 billion of buybacks. Over the next five quarters, we look forward to purchasing an additional $2.4 billion of additional Liberty Global Group equity, fulfilling our $4 billion stock repurchase program by the end of 2017."

European Highlights
•YTD organic RGU10 additions up 47% year-over-year, including 257,000 additions in Q3
◦Supported by a 40% year-over-year decline in video attrition in Q3
◦Virgin Media (U.K.) generated 92,000 RGU adds, its best Q3 result in seven years
◦89,000 RGU additions in Germany, driven by September "Highspeed Weeks" promotion

•	Supported by new build investments, we added 27,000 organic customer relationships[13] in Q3
•Q3 operating income up 60% YoY, rebased OCF growth excluding Ziggo of 5.2%
•New build program delivered 843,0006 homes YTD, over 1.3 million expected by YE 2016

Liberty Global Group (Europe)	Q3 2016	YOY Growth*	YTD 2016	YOY Growth*

Subscribers
RGU Net Adds	256,500	(13)%	622,400	47%

Financial (in USD millions, unless noted)
Revenue	$4,313	2%	$13,068	3%
OCF	2,060	3%	6,128	2%
Operating Income	764	60%	1,799	17%

Adjusted FCF [11]	558	-	970	-
Cash provided by operating activities	1,253	-	3,814	-
Cash used by investing activities	(430)	-	(2,833)	-
Cash used by financing activities	(1,106)	-	(1,215)	-

* Revenue and OCF YoY Growth Rates are Rebased Growth Rates

LiLAC Group Highlights
•Legacy LiLAC Group (VTR + LCPR) expected to achieve ~6% rebased OCF growth in 2016
•Cable & Wireless ("CWC") Q4 U.S. GAAP OCF results expected to be $215-$225 million
•Additional synergies due to LiLAC/CWC integration expected to total $150 mm by 2020
◦Approximately 50% of synergies are OCF-related and 50% are capex-related

Liberty Latin America & Caribbean	Q3 2016	YOY Growth*	YTD 2016	YOY Growth*

Subscribers
RGU Net Adds	27,200	16%	94,200	(8)%

Financial (in USD millions, unless noted)
Revenue	$894	(1)%	$1,801	1%
OCF	355	5%	708	5%
Operating Income	139	108%	178	(4)%

Adjusted FCF	(39)	-	(55)	-
Cash provided by operating activities	122	-	228	-
Cash used by investing activities	(137)	-	(308)	-
Cash provided (used) by financing activities	(13)	-	270	-

* Revenue and OCF YoY Growth Rates are Rebased Growth Rates

Subscriber Statistics - Liberty Global Group (Europe)

At the end of Q3, the Liberty Global Group provided 26 million unique customers with 54 million fixed-line subscription services ("RGUs") across our footprint of 50 million homes passed12 in Europe. During Q3, we increased our subscriber base by 257,000 organic RGUs, resulting in 22.5 million video, 17.3 million broadband internet and 14.4 million fixed-line telephony subscribers at September 30, 2016. Supported by new build initiatives across most of our markets, we added 27,000 organic customer relationships13, our best quarterly result in nearly two years. We ended Q3 2016 with a bundling ratio of 2.1 RGUs per customer, as 46% of our customers subscribed to triple-play (11.9 million), 18% to double-play (4.5 million) and 36% to single-play products (9.3 million).

Regionally, our Q3 2016 organic subscriber growth consisted of 159,000 and 98,000 RGU additions in Western Europe and Central and Eastern Europe ("CEE"), respectively. In the U.K., Virgin Media added 92,000 RGUs, its best Q3 performance in seven years, supported by a combination of our attractive bundles featuring superior broadband speeds and new build activity. Our German operation reported 89,000 RGU additions in Q3, powered by the reintroduction of our "Highspeed Weeks" campaign in September, which drove 75% of sales into our high-tier bundles. In the Netherlands, we reported an 11,000 subscriber loss, our lowest quarterly RGU attrition in two years. This result was mainly due to higher sequential sales related to our successful marketing campaigns and lower year-over-year churn associated with investments in our product propositions and customer service programs.

Elsewhere in Europe, Telenet added 4,000 RGUs, a decline from the prior year period, primarily as a result of lower telephony additions. Of note, our innovative, converged product "WIGO" resonated well in the Belgian market as Telenet sold 100,000 quad-play bundles during Q3. Meanwhile, in Switzerland, UPC lost 13,000 RGUs during Q3, a result identical to the prior-year period, as improvements in video churn were offset by weakness in broadband internet and fixed-line telephony. In late September we launched new product portfolios in Switzerland. The "Connect" portfolio features significantly faster broadband speeds along with a basic TV offer, with the option to upgrade to include Horizon TV and increased broadband speeds. In terms of our video performance, we lost 39,000 subscribers in Q3 2016, which was a significant improvement versus our video attrition of 62,000 in Q3 2015. This result was mainly driven by 11,000 net video additions in the U.K. on the back of Project Lightning, as well as lower churn in the Netherlands, where Ziggo's video attrition dropped 56% from 44,000 in the prior-year period to 19,000 in Q3 2016.

At the end of Q3, we had 14.3 million enhanced video subscribers14 , representing 66% penetration15 , and 7.4 million basic video subscribers16 . With respect to our next-generation17 video subscriber base, which includes TiVo, Horizon TV (including Horizon-Lite) and Yelo TV, we added 278,000 subscribers in Q3 2016. Horizon TV (excluding Horizon-Lite), added 155,000 subscribers, including 79,000 in the Netherlands. As of mid-October, we also began offering Horizon TV in Austria, confirming our product leadership in that market. Meanwhile, Horizon-Lite, which provides a Horizon-like user interface on legacy set-top boxes, continued to grow in Hungary, Slovakia and the Czech Republic as our base expanded by 53,000 in Q3 2016. Rounding out our next-generation platforms, Virgin Media (U.K.) and Telenet added 67,000 and 3,000 next-generation video subscribers in Q3 to the TiVo and Yelo TV platforms, respectively. Over 7.4 million subscribers, or 38% of our total video base, subscribed to one of our innovative next-generation TV platforms as of September 30, 2016, a substantial increase as compared to 6.2 million or 31% at the end of Q3 last year.

In addition to improvements in our video performance, organic subscriber growth was bolstered by our broadband internet and fixed-line telephony results. During the quarter, we added 178,000 broadband internet subscribers, led by 60,000 and 56,000 additions in the U.K. and Germany, respectively. On the fixed-line telephony front, our European operations delivered 117,000 organic RGU additions.

Turning to our wireless business, we ended Q3 2016 with 6.8 million mobile subscribers18 . This was a sequential increase of 65,000 as compared to Q2 2016 and was driven by the addition of 122,000 postpaid subscribers that was only partially offset by a decrease of 57,000 lower-ARPU prepaid subscribers. The increase was mainly driven by our Western European operations with net subscriber growth of 56,000, while our CEE countries contributed 9,000 additions. Our strong mobile growth in Western Europe was primarily driven by solid performances in the Netherlands and Switzerland, gaining 20,000 and 15,000 mobile subscribers, respectively. In the U.K., our postpaid base grew by 24,000 subscribers, driven by SIM-only products and our split-contracts19 Freestyle proposition, which was partially offset by a decrease of 17,000 prepaid subscribers. Another notable performance in Q3 was in Belgium, where our new converged WIGO offering has been supporting postpaid growth, with net adds accelerating to 52,000 in the quarter. This was partially offset by the loss of 40,000 prepaid subscribers from the former BASE business. Meanwhile, in Switzerland, we added another 15,000 mobile subscribers during Q3 on the back of our "Mega Deal" campaign and continued to leverage our retail presence as part of our Mobilezone retail store agreement. We also added a combined 12,000 mobile subscribers in Austria, Ireland, CEE and Germany. On the product innovation front, our U.K. mobile 4G launch is anticipated by mid-November, while during Q3 we introduced our split-contracts proposition and new mobile B2B offerings in Austria.

Revenue - Liberty Global Group (Europe)
Revenue attributed to the Liberty Global Group increased 1% to $4.3 billion and 2% to $13.1 billion for the three and nine months ended September 30, 2016, respectively, as compared to the corresponding 2015 periods. For both periods, our reported revenue growth was driven primarily by the inclusion of BASE in Belgium and organic revenue growth, partially offset by negative foreign currency ("FX") movements, mainly related to the strengthening of the U.S. dollar against the British pound. When adjusting to neutralize the impact of acquisitions, dispositions and FX, our operations attributed to the Liberty Global Group achieved year-over-year rebased revenue growth of 2% and 3% during the three and nine months ended September 30, 2016, respectively. When excluding Ziggo, rebased revenue growth of the Liberty Global Group for the Q3 and YTD period was 3% and 3.5%, respectively, as compared to the corresponding 2015 periods.

Our rebased revenue performance during the Q3 and YTD periods included the net effect of certain nonrecurring or non-operational items. The most significant of these items during the three-month comparison was a $9 million reduction in cable subscription revenue resulting from a change in the regulations governing payment handling fees that Virgin Media charges its customers in the U.K. For the YTD comparison, the most significant of these items was (i) a $19 million reduction in cable subscription revenue resulting from the aforementioned regulatory change in the U.K. and (ii) the favorable $12 million impact of higher amortization of deferred upfront fees on B2B contracts in the U.K. Our rebased revenue performance during the Q3 and YTD periods was also impacted by the net negative impact of upfront recognition of mobile handset revenue, primarily in connection with our split-contract programs in the U.K., Belgium and Switzerland of $26 million and $5.5 million, respectively.
Geographically, we delivered 2% rebased revenue growth in Western Europe during the quarter, while our Central and Eastern European operations generated 4% rebased revenue growth. From a country specific perspective, our Q3 performance was led by 6% rebased revenue growth in Germany, driven by higher cable subscription revenue as a result of increases to ARPU per RGU and subscribers. Our largest operation, Virgin Media in the U.K. and Ireland, recorded 3% rebased revenue growth. This performance was attributable to the net benefit of higher cable subscription revenue, primarily due to subscriber growth and improvements in ARPU per RGU, increases in other revenue, primarily as a result of an $8 million benefit in Q3 from higher mobile handset sales pursuant to our split-contract program, and higher business revenue, all of which was partially offset by lower mobile subscription revenue, largely due to a $28 million decline from the split-contract program in the U.K. Turning to the Netherlands, Ziggo reported a nearly flat rebased revenue performance in Q3, our best result in six quarters, as a lower average number of RGUs was partially offset by higher ARPU per RGU and an increase in mobile subscription revenue. Elsewhere in Western Europe, our Switzerland/Austria segment posted 1% rebased revenue growth in Q3 as higher mobile revenue growth and an increase in ARPU per RGU was partially offset by lower subscriber volumes. In Belgium, Telenet reported 1% rebased revenue growth primarily due to higher cable subscription revenue. Finally, our CEE region posted 4% rebased revenue growth, mainly driven by subscriber growth, primarily in Romania, Poland and Hungary, partially offset by lower ARPU per RGU across the region.
Our B2B (including SOHO) and mobile (including interconnect and handset sales)20, businesses reported 10% and 1% rebased revenue growth, respectively, for the nine months ended September 30, 2016, respectively.
Operating Income - Liberty Global Group (Europe)
For the three and nine months ended September 30, 2016, operations attributed to the Liberty Global Group reported operating income of $764 million and $1.8 billion, respectively, representing increases of 60% and 17%, respectively, when compared to the prior-year periods. These increases were primarily due to (i) decreases in depreciation and amortization and (ii) decreases in share-based compensation expense.
Operating Cash Flow - Liberty Global Group (Europe)
OCF for the operations attributed to the Liberty Global Group remained flat at $2.1 billion and $6.1 billion for the three and nine months ended September 30, 2016, respectively. The outcome for both periods was the result of organic OCF growth and the aforementioned inclusion of BASE21 being fully offset by the adverse impact of FX movements, mainly related to the appreciation of the U.S. dollar relative to the British pound. On a rebased basis, the operations attributed to the Liberty Global Group reported OCF growth for the three and nine months ended September 30, 2016 of 3% and 2%, respectively. When excluding Ziggo, the rebased OCF growth of the Liberty Global Group for the Q3 and YTD periods was 5% and 3%, respectively, as compared to the corresponding 2015 periods.
The Liberty Global Group rebased OCF performance for the Q3 comparison included the net negative impact of certain items, the most significant of which were the aforementioned nonrecurring or non-operational revenue items. From a YTD perspective, our rebased OCF performance included the net unfavorable revenue items mentioned above and other items. The most significant of these items were the $18 million negative impact of reduced network infrastructure charges in the U.K. in YTD 2015 and the $24 million positive impact of lower year-over-year Ziggo integration expenses in the Netherlands.
Regionally, our operations in Western Europe posted 3% rebased OCF growth in Q3 2016, while our CEE operations delivered 2% rebased OCF growth. The CEE performance was our best quarterly result in two years, supported by strong performances in Hungary and our DTH business.
Looking at the Liberty Global Group's five largest operations, our Q3 performance was driven by Unitymedia in Germany and Virgin Media in the U.K./Ireland, which reported 7% and 6% rebased OCF growth, respectively. Our performance in Germany was the result of the aforementioned revenue drivers, while Virgin Media benefited from higher revenue and a year-over-year margin expansion, partially attributable to cost controls that more than offset increased programming costs. Our operation in Belgium delivered 3% rebased OCF growth, supported by marginal revenue growth and operating efficiencies, partially offset by BASE integration costs. In Switzerland/Austria, UPC reported 2% rebased OCF growth primarily attributable to the net effect of revenue increases, higher direct costs including mobile handsets and lower staff-related costs associated with the Swiss/Austria integration. Finally, in the Netherlands, Ziggo posted a 4% rebased OCF contraction, reflecting the net effect of revenue declines, lower indirect expenses related to declines in integration-related costs stemming from the merger of Ziggo and UPC Netherlands and higher direct costs, including increases in content costs related to Ziggo Sport.
The Liberty Global Group reported OCF margins22 of 47.8% and 46.9% for the three and nine months ended September 30, 2016, respectively, as compared to the 48.1% and 47.8% margins that were reported for the corresponding prior-year periods. Both year-over-year declines were primarily affected by the inclusion of BASE, which has structurally lower OCF margins than our fixed-line cable business in Belgium.
Net Earnings (Loss) - Liberty Global Group (Europe)
For the three and nine months ended September 30, 2016, operations attributed to the Liberty Global Group reported net losses of $137 million and $247 million, respectively, as compared to net earnings (loss) of $111 million and ($853 million), respectively, during the corresponding prior-year periods.

Property and Equipment Additions - Liberty Global Group (Europe)
Operations attributed to Liberty Global Group reported property and equipment ("P&E") additions23 of $1.1 billion or 25.2% of revenue for the three months ended September 30, 2016, as compared to $981 million or 22.9% of revenue in the prior-year period. On a YTD basis, we reported P&E additions of $3.1 billion or 23.8% of revenue during 2016 as compared to $2.8 billion or 22.1% of revenue for the corresponding prior-year period.

The increase in our absolute P&E additions for the YTD period was due to higher spend for line extensions, upgrades/rebuild and scalable infrastructure, higher spend on support capital, spend related to the acquisition of BASE and higher spend on customer premises equipment ("CPE"), partially offset by the strengthening of the U.S. dollar against the British pound. The drivers for the increase in absolute P&E additions for the Q3 period were similar to the YTD drivers.

With regard to the allocation of our Q3 2016 P&E additions by category, our Q3 2016 P&E additions by category, 48% was related to line extensions, upgrade/rebuild and scalable infrastructure, 24% pertained to CPE and 28% was categorized as support capital.
Condensed Consolidated Statements of Cash Flows - Liberty Global Group (Europe)
For the nine months ended September 30, 2016, the Liberty Global Group's net cash provided by operating activities was $3,814 million, as compared to $3,958 million during the prior-year period. This decrease in cash provided is primarily attributable to the net effect of (i) higher payments for interest, (ii) higher cash receipts related to derivative instruments and (iii) higher payments for taxes.

For the nine months ended September 30, 2016, the Liberty Global Group's net cash used by investing activities was $2,833 million, as compared to $2,531 million during the prior-year period. This increase in cash used is primarily attributable to the net effect of (i) an increase in cash used of $1,336 million associated with higher cash paid in connection with acquisitions, (ii) a decrease in cash used of $681 million associated with lower cash paid related to investments in and loans to affiliates and others, (iii) a decrease in cash used of $119 million related to the sale of investments, (iv) an increase in cash of $112 million related to net inter-group cash payments and receipts, (v) a decrease in cash used of $79 million due to lower capital expenditures and (vi) a decrease in cash used of $70 million as a result of cash proceeds received in the 2016 period in connection with the settlement of certain litigation.

For the nine months ended September 30, 2016, the Liberty Global Group's net cash used by financing activities was $1,215 million, as compared to $1,621 million during the prior-year period. This decrease in cash used is primarily attributable to the net effect (i) an increase in cash used of $334 million related to lower net borrowings of debt, (ii) $271 million due to lower payments for financing costs and debt premiums, (iii) $259 million due to lower payments related to derivative instruments, (iv) $142 million related to purchases of additional shares of our subsidiaries during the 2015 period (v) $130 million associated with an increase in cash received from call option contracts on Liberty Global ordinary shares and (vi) $100 million due to higher repurchases of Liberty Global ordinary shares.

Adjusted Free Cash Flow - Liberty Global Group (Europe)
For the three and nine months ended September 30, 2016, our operations attributed to the Liberty Global Group generated adjusted free cash flow of $558 million and $970 million, respectively, as compared to $759 million and $1.7 billion, respectively, in the prior-year periods.

The decline in our adjusted FCF in Q3 2016, as compared to the prior-year period, was attributable to the net effect of (i) higher interest payments (including related derivative instruments), (ii) lower benefits from capital-related vendor financing activities, (iii) improvements in cash provided from OCF and related working capital items, including benefits from operating expense-related vendor financing activities, and (iv) favorable movements in FX. The YTD year-over-year decrease was attributable to the net effect of (a) lower benefits from capital-related vendor financing activities, (b) higher interest payments (including related derivative instruments), (c) favorable movements in FX and (d) a decrease in cash provided from OCF and related working capital items, including benefits from operating expense-related vendor financing activities.

Leverage, Liquidity & Shares Outstanding - Liberty Global Group (Europe)
We had total third-party debt and capital lease obligations of $38.2 billion and cash and cash equivalents of $506 million attributed to the Liberty Global Group at September 30, 2016. Our total third-party debt and capital lease obligations decreased by $7.7 billion from Q2 2016, due primarily to the application of held-for-sale accounting in connection with the pending formation of the Dutch JV. In this regard, the outstanding third-party debt and capital lease obligations of Ziggo Group Holding and certain of its subsidiaries are now classified as long-term liabilities associated with assets held for sale and, accordingly, are not reflected in our third-party debt balances.

After excluding $2.3 billion of debt backed by shares we hold in ITV plc, Sumitomo Corporation and Lions Gate Entertainment Corp., the Liberty Global Group's consolidated adjusted gross and net leverage ratios24 at September 30, 2016 were 5.1x and 5.0x, respectively, which were broadly in-line with our reported numbers at June 30, 2016.
At the end of September 2016, the Liberty Global Group's average tenor25 of third-party debt was over seven years, with more than 90% of such third-party debt not due until 2021 or beyond. In addition, at September 30, 2016, the blended fully-swapped borrowing cost26 of our third-party debt was 4.8% and our consolidated liquidity position was approximately $3.6 billion, including $506 million of cash and the aggregate unused borrowing capacity under our credit facilities27 of $3.1 billion.
At October 27, 2016, we had 907 million Liberty Global Group shares outstanding, including 257 million Class A ordinary shares, 11 million Class B ordinary shares and 639 million Class C ordinary shares.

Subscriber Statistics - LiLAC Group
At the end of Q3, the LiLAC Group provided 2.9 million customers with 5.4 million subscription services across its footprint of 6.1 million homes passed, predominantly within Latin America and the Caribbean. During the third quarter of 2016, we increased our subscriber base by 27,000 RGUs driven by 30,000 broadband gains and 5,000 video additions, partially offset by 7,000 fixed-line telephony losses. At September 30, 2016, we had 1.7 million video, 2.0 million broadband internet and 1.7 million fixed-line telephony subscriptions. We ended Q3 2016 with a bundling ratio of 1.85 RGUs per customer, providing ample runway for growth, as 29% of our customers subscribed to triple-play (0.8 million), 27% to double-play (0.8 million) and 44% to single-play products (1.3 million).
Our organic RGU performance resulted from contributions from all three of our geographically diverse entities. In Chile, our third quarter results showed continuation of the operating momentum that we established during the first half of the year, as year-over-year improvements in our video and broadband internet subscriber growth supported a total of 13,000 RGU additions in Q3. During the third quarter of 2016, VTR added 4,000 video subscribers, our best Q3 result in three years due to continued traction of our “Vive Más” bundles, which feature Chile's most robust HD channel line-up. We experienced similar success in our broadband internet performance, as we added 21,000 subscribers during Q3, our strongest third quarter result in nearly ten years. Finally, we lost 12,000 fixed-line telephony subscribers in Chile as we continue to see customers opting for mobile-only telephony solutions.
At Cable & Wireless, we added 9,000 RGUs during the quarter, with subscriber growth across all three products. In terms of broadband internet, we added 7,000 organic subscribers on the back of 5,000 RGU additions in Jamaica. In Panama, we recently launched our "Mast3r" bundles featuring HD, play from start, live pause and rewind functionality and 300 Mbps broadband speeds. From a video perspective, we added 1,000 RGUs, primarily driven by the success of our DTH business in Panama, where we have seen strong demand for our prepaid TV product.
Our Q3 2016 organic RGU additions of 5,000 in Puerto Rico were broadly in line with our prior-year performance with gains in broadband internet and fixed-line telephony, offset by video attrition. Our continued subscriber growth has been a testament to our market-leading broadband speeds and innovative TV offerings, including our lower-ARPU Spanish language packages, as we continue to face macroeconomic headwinds on the island.

Turning to our wireless business, the LiLAC Group lost 20,000 mobile subscribers on an organic basis, ending the quarter with a total of 3.6 million subscribers. Our postpaid subscriber count increased by 18,000 during the quarter, while we experienced organic prepaid attrition of 39,000 subscribers. Our Chilean mobile performance continues to enjoy a resurgence with 14,000 subscriber additions during the quarter, our highest quarterly result in nearly four years. At quarter end, our mobile base in Chile stood at 153,000 subscribers, which is the largest in VTR's history. The continued success of our mobile offering can be attributed to operational improvements, including refreshed packages, that were implemented earlier this year at VTR. Elsewhere in the region, we added 4,000 and 3,000 mobile subscribers in the Bahamas and Jamaica, respectively.

Acquisition of Cable & Wireless - LiLAC Group
On May 16, 2016, a subsidiary of Liberty Global acquired CWC. Accordingly, CWC has been included in our financial results under Liberty Global's U.S. GAAP accounting policies effective May 16, 2016.
Revenue - LiLAC Group
For the three and nine months ended September 30, 2016, revenue for the operations attributed to the LiLAC Group increased 190% to $894 million and 98% to $1.8 billion for the three and nine months ended September 30, 2016, as compared to the corresponding prior-year periods. Our reported growth for the Q3 period was primarily driven by the acquisition of CWC and, to a lesser extent, organic growth in VTR and Puerto Rico, partially offset by adverse movements in foreign currencies. For the YTD period, our reported revenue growth was primarily driven by the acquisitions of CWC and Choice, as well as organic growth in VTR and Puerto Rico, offset by adverse FX movements. Adjusted for acquisitions and FX movements, our operations attributed to the LiLAC Group reported a rebased revenue decline of 1% in the Q3 2016 period and rebased revenue growth of 1% for the YTD 2016 period.

Geographically, VTR in Chile delivered 6% year-over-year rebased revenue growth in Q3 2016, primarily due to an increase in cable subscription revenue. During Q3 in Puerto Rico, we had relatively flat year-over-year rebased revenue growth, as increases in revenue from our B2B business and higher subscriber volume was partially offset by a decline in ARPU per RGU.

Finally, our recently acquired CWC business, reported a 4% rebased revenue contraction during Q3 2016, as strength in Jamaica, driven by continued subscriber growth compared to the corresponding prior-year period, was more than offset by competitive and macroeconomic factors, including in the Bahamas, Barbados and Trinidad and Tobago. In Panama, we experienced sustained intense competition in the mobile market, however we maintained mobile revenue in-line with the corresponding prior-year period as we focused on the acquisition and retention of high-ARPU postpaid subscribers. Overall revenue in Panama during Q3 2016 declined compared to the prior-year period due to the completion of certain non-recurring B2B projects in the prior year.
Operating Income - LiLAC Group
For the three and nine months ended September 30, 2016, operations attributed to the LiLAC Group reported operating income of $139 million and $178 million, respectively, representing an increase (decrease) of 108% and (4%) when compared to the corresponding prior-year periods. These changes were primarily due to the net effect of (i) increases in OCF, as described below, (ii) increases in depreciation and amortization and (iii) increases in impairment, restructuring and other operating items, net. The changes in these factors were primarily due to the inclusion of CWC.
Operating Cash Flow - LiLAC Group
Our OCF attributed to the LiLAC Group increased by 177% to $355 million and 95% to $708 million for the three and nine months ended September 30, 2016, as compared to the same prior-year periods. Our reported growth for each period was primarily driven by the acquisition of CWC and organic growth in Chile and Puerto Rico. Growth in the YTD period was partially offset by adverse FX movements, primarily associated with the depreciation of the Chilean Peso against the U.S. Dollar. On a rebased basis, LiLAC posted OCF growth of 5% for each of the three and nine month periods ended September 30, 2016.

Regionally, our Q3 performance was led by our Puerto Rican operation, which delivered 21% rebased OCF growth in the quarter. Our Puerto Rico result benefited significantly from the reversal of a previously-recorded provision and related indemnification asset in connection with a favorable ruling on an outstanding legal case. Cost controls, primarily over our indirect expenses, also contributed to this growth. Elsewhere in the region, VTR reported 3% rebased OCF growth in the quarter, as the aforementioned revenue drivers were partially offset by higher costs for programming and increased staff-related costs. The higher programming costs were due in part to an increase in enhanced video subscribers and the impact of foreign currency exchange rate fluctuations on our U.S. dollar-denominated programming contracts, while the higher staff-related costs primarily reflect higher incentive compensation.

Rounding out our operations, CWC delivered 2.5% rebased OCF growth during Q3 2016, despite the aforementioned decline in revenue. This growth was driven by the continued realization of staff- and network-related synergies following the Columbus acquisition, further cost discipline across CWC’s markets and reduced integration costs. These factors were partially offset by a significant increase in content costs, as compared to the prior year quarter, largely due to the amortization of acquired Premier League rights starting in Q3 2016.
We reported OCF margins for the LiLAC Group of 39.7% and 39.3% for the three and nine months ended September 30, 2016. In the corresponding prior-year periods, LiLAC Group's OCF margins were 41.4% and 40.0%, respectively. The year-over-year declines in each period were primarily related to the inclusion of CWC's lower OCF margin from the date of acquisition. Excluding CWC, LiLAC Group's YTD OCF margin improved from 40.0% in YTD 2015 to 41.4% in YTD 2016.

Net Earnings (Loss) - LiLAC Group
For the three and nine months ended September 30, 2016, operations attributed to the LiLAC Group reported net losses of $68 million and $222 million, respectively, as compared to net earnings of $30 million and $62, respectively, during the corresponding prior-year periods.

CWC Historical Financials - LiLAC Group
The following table provides a reconciliation of CWC's previously-disclosed Adjusted EBITDA under International Financial Reporting Standards, as adopted by the European Union ("EU-IFRS)" based on CWC's pre-acquisition definitions and policies to OCF under U.S. GAAP using Liberty Global's definitions and policies. The OCF amounts below have been or will be used for purposes of computing rebased growth rates, as further adjusted for foreign currency impacts. Amounts presented below are subject to adjustment as we continue the accounting integration process.

	Q2 2015	Q3 2015	Q4 2015	Q1 2016
Revenue	in millions
CWC U.S. GAAP Revenue(i)	$584.6	$598.7	$597.2	$607.5
Definitional difference	(2.5)	(2.7)	(2.8)	(3.0)
Other Differences	0.6	0.6	0.6	0.6
CWC EU-IFRS Revenue	$582.7	$596.6	$595.0	$605.1

OCF
CWC U.S. GAAP OCF (i)	$199.3	$211.4	$223.2	$267.8
Definitional differences:
Integration costs (ii)	4.4	17.9	19.9	0.3
Other	(0.5)	2.3	(1.0)	1.2
Policy and other differences (iii)	(2.7)	(4.9)	(4.5)	15.6
CWC EU-IFRS Adjusted EBITDA	200.5	226.7	237.6	284.9
Share-based compensation expense	(1.9)	(3.2)	(2.9)	(6.4)
Depreciation, amortization and impairment(iv)	(98.9)	(102.2)	(103.0)	(66.6)
Integration and restructuring costs	(4.6)	(19.2)	(34.9)	26.2
Net other operating income (expense)	(13.8)	6.0	(30.0)	(2.4)
Total operating profit	81.3	108.1	66.8	235.7
Finance expense, net(v)	(86.9)	(104.0)	(80.5)	(43.3)
Income tax expense	(16.3)	(2.5)	(16.2)	(16.6)
Profit (loss)	$(21.9)	$1.6	$(29.9)	$175.8
______________________________

(i)
Represents the historical revenue and OCF of CWC, as adjusted for identified differences between CWC's pre-acquisition EU-IFRS policies and Liberty Global's U.S. GAAP policies and, with respect to OCF, as further adjusted to conform to Liberty Global's definition of OCF.

(ii)	Represents integration costs primarily associated with CWC's acquisition of Columbus, which CWC excluded from Adjusted EBITDA but which is included in OCF under Liberty Global's definition.

(iii)
Primarily represents the impact of identified accounting policy differences between CWC and Liberty Global. The Q1 2016 amount includes the release of certain accrued penalties and interest related to a tax contingency upon favorable settlement of the contingency. The release of these accruals was reflected as a component of SG&A in CWC's historical records, as allowed by EU-IFRS. Liberty Global's policy is to reflect accruals and accrual releases for interest and penalties on tax contingencies as a component of income tax expense and, therefore, these items are not included within OCF. Other policy differences primarily relate to immaterial differences in capitalization policy and differences in accounting for certain leases.

(iv)
Q1 2016 includes a $74 million reversal of impairment charges related to a change in the expected timing of the migration plan associated with specific assets in the Columbus overlapping markets and islands.

(v)
Finance expense, net, primarily includes (i) interest expense, (ii) fair value gains and losses on derivative instruments, (iii) foreign currency transaction gains and losses on financing activities and (iv) interest income.

Synergies - LiLAC Group
As a result of a review undertaken following the CWC acquisition, we expect the LiLAC Group, through its combination with CWC, to deliver $150 million of synergies by year-end 2020. Fifty percent of the anticipated savings represents OCF improvements, primarily in the form of recurring operating costs reductions, and the remaining 50% represents recurring and nonrecurring capital expenditure reductions. These amounts have not been reduced for related one-time integration costs.

Areas of savings include the elimination of public company expenses, further corporate and administrative rationalization of existing LiLAC Group operations with those of CWC, leveraging the combined scale in areas such as content, procurement, and product development, and capitalizing on CWC’s terrestrial and submarine network assets, B2B expertise and product portfolio to further drive savings in the combined operations.

Property and Equipment Additions - LiLAC Group

The LiLAC Group incurred P&E additions of $160 million or 17.9% of revenue for the three months ended September 30, 2016 as compared to $59 million or 19.1% of revenue in Q3 2015. From a YTD perspective, the LiLAC Group reported P&E additions of $365 million or 20.3% of revenue in Q3 2016 as compared to $185 million or 20.4% of revenue in Q3 2015.

For the Q3 period, the increase in absolute P&E additions was due to the acquisition of CWC, higher spend on CPE and the appreciation of the Chilean peso against the U.S. dollar, partially offset by decreases in support capital and scalable infrastructure. The increase in absolute P&E additions for the YTD period was driven by the acquisition of CWC and, to a much lesser extent, Choice in Puerto Rico, higher spend on CPE, higher spend for line extensions, upgrade/rebuild and scalable infrastructure and higher spend on support capital, partially offset by the depreciation of the Chilean peso against the U.S. dollar.
In terms of our Q3 P&E additions by category, excluding CWC, 55% was spent on CPE, 34% on scalable infrastructure, line extensions and upgrade/rebuild activity and 11% on support capital.
Condensed Consolidated Statements of Cash Flows - LiLAC Group
For the nine months ended September 30, 2016, the LiLAC Group's net cash provided by operating activities was $228 million, as compared to $202 million during the prior-year period. This increase in cash provided is primarily attributable to the net effect of (i) an increase in cash provided by OCF and related working capital items due to the impact of the acquisition of CWC, (ii) higher payments for interest and (iii) higher payments for taxes.

For the nine months ended September 30, 2016, the LiLAC Group's net cash used by investing activities was $308 million, as compared to $440 million during the prior-year period. This decrease in cash used is primarily attributable to the net effect of (i) an increase in cash received of $290 million in connection with acquisitions and (ii) an increase in cash used of $173 million related to higher payments for capital expenditures.
For the nine months ended September 30, 2016, the LiLAC Group's net cash provided by financing activities was $270 million, as compared to $378 million during the prior-year period. This decrease in cash provided is primarily attributable to the net effect of (i) a decrease in cash of $112 million related to net inter-group payments and receipts, (ii) an increase in cash provided of $86 million due to higher net borrowings of debt and (iii) a decrease in cash provided of $25 million due to higher payments for financing costs and debt premiums.
Adjusted Free Cash Flow - LiLAC Group
For the three and nine months ended September 30, 2016, our operations attributed to the LiLAC Group reported negative adjusted FCF of $39 million and $55 million, respectively, as compared to positive FCF of $12 million and $40 million, respectively, in the prior-year periods.

The year-over-year declines for both Q3 and YTD, as compared to the prior-year periods, were primarily the result of including the negative adjusted free cash flow attributable to CWC's business. Excluding the impact of CWC, both periods were also impacted by negative changes in working capital and higher income taxes payments. In addition, the increase in P&E additions was largely offset by benefits stemming from our vendor financing program.

Leverage, Liquidity & Shares Outstanding - LiLAC Group
At the end of Q3, we had approximately $6.0 billion of total third-party debt and capital lease obligations and $471 million of cash and cash equivalents attributed to the LiLAC Group. The LiLAC Group third-party debt and cash balances stayed relatively stable as compared to Q2 2016.

With respect to our leverage position at September 30, 2016, we had consolidated gross and net leverage ratios associated with debt attributed to the LiLAC Group of 4.2x and 3.9x, respectively.
The LiLAC Group's average tenor of third-party debt was approximately five and a half years, with less than 10% of such third-party debt due prior to 2021. In addition, at September 30, 2016, the blended fully-swapped borrowing cost of our third-party debt was 6.5% and our consolidated liquidity position was approximately $1.0 billion, including $471 million of cash and $598 million of aggregate unused borrowing capacity under our credit facilities27.

At October 27, 2016, we had 174 million LiLAC shares outstanding, including 51 million Class A ordinary shares, 2 million Class B ordinary shares and 121 million Class C ordinary shares.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expected RGU additions; expected future revenue, OCF (including with respect to CWC) and adjusted FCF growth; expectations with respect to the development, enhancement and expansion of our superior networks and innovative and advanced products and services, including the roll-out of our 4G mobile product in the U.K.; plans and expectations relating to new build and network extension opportunities, including estimated number of homes to be constructed; the expected impact of Hurricane Matthew on our operations in the Bahamas; the acquisition of CWC, the pending joint venture in the Netherlands and the proposed acquisition of Multimedia Polska and the anticipated benefits, costs and synergies in connection therewith; expectations regarding our share buyback program; the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; our ability to maintain certain accreditations; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Qs. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. We invest in the infrastructure that empowers our customers to make the most of the digital revolution. Our scale and commitment to innovation enables us to develop market-leading products delivered through next-generation networks that connect our 29 million customers who subscribe to over 60 million television, broadband internet and telephony services. We also serve 10 million mobile subscribers and offer WiFi service across seven million access points.

Liberty Global’s businesses are comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of our operations in Latin America and the Caribbean.

The Liberty Global Group operates in 12 European countries under the consumer brands Virgin Media, Ziggo, Unitymedia, Telenet and UPC. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Mas Movil and BTC. In addition, the LiLAC Group operates a sub-sea fiber network throughout the region in over 30 markets.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 84 62 5151	Rebecca Pike	+44 20 8483 6216
John Rea	+1 303 220 4238

Footnotes

[1]
On July 1, 2015, Liberty Global completed the "LiLAC Transaction" pursuant to which each holder of Liberty Global’s then-outstanding ordinary shares remained a holder of the same amount and class of new Liberty Global ordinary shares and received one share of the corresponding class of LiLAC ordinary shares for each 20 then-outstanding Liberty Global ordinary shares held as of the record date for such distribution, with cash issued in lieu of fractional LiLAC ordinary shares. The Liberty Global ordinary shares following the LiLAC Transaction and the LiLAC ordinary shares are tracking shares. Tracking shares are intended by the issuing company to reflect or “track” the economic performance of a particular business or “group,” rather than the economic performance of the company as a whole. The Liberty Global ordinary shares and the LiLAC ordinary shares are intended to reflect or “track” the economic performance of the Liberty Global Group and the LiLAC Group (each as defined and described below), respectively. For more information regarding the tracking shares, see note 1 to our condensed consolidated financial statements included in our quarterly report on Form 10-Q filed on November 3, 2016 (the "10-Q"). “Liberty Global Group” does not represent a separate legal entity, rather it represents those businesses, assets and liabilities that have been attributed to that group. The Liberty Global Group comprises our businesses, assets and liabilities not attributed to the LiLAC Group, including Virgin Media, Unitymedia, UPC Holding BV, Telenet and Ziggo Group Holding. “LiLAC Group” does not represent a separate legal entity, rather it represents those businesses, assets and liabilities that have been attributed to that group. The LiLAC Group comprises our operations in Latin America and the Caribbean and has attributed to it CWC, VTR and Liberty Puerto Rico. The condensed consolidated financial statements of Liberty Global are included in our 10-Q. For attributed financial information of the Liberty Global Group and the LiLAC Group, see Exhibit 99.1 to our 10-Q.

[2]	Please see Revenue and Operating Cash Flow for information on rebased growth.

[3]	Please see OCF Definition and Reconciliation for our Operating Cash Flow ("OCF") definition and the required reconciliations.

[4]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship or mobile subscriber, as applicable, and is calculated by dividing the average monthly cable subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) or mobile subscription revenue, as applicable, for the indicated period, by the average of the opening and closing balances for customer relationships or mobile subscribers, as applicable, for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber, as applicable, for the Liberty Global Group and LiLAC Group are not adjusted for currency impacts. ARPU per RGU refers to average monthly subscription revenue per average RGU, which is calculated by dividing the average monthly cable subscription revenue for the indicated period, by the average of the opening and closing balances of RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable.

[5]
Total B2B includes subscription (SOHO) and non-subscription revenue. Non-subscription revenue includes the amortization of deferred upfront installation fees and deferred nonrecurring fees received on B2B contracts where we maintain ownership of the installed equipment. Most of this deferred revenue relates to Virgin Media's B2B contracts, and in connection with the application of the Virgin Media acquisition accounting, we eliminated all of Virgin Media's B2B deferred revenue as of the June 7, 2013 acquisition date. Due primarily to this acquisition accounting, the amortization of Virgin Media's B2B deferred revenue is accounting for $2.8 million and $11.6 million of the increase in Liberty Global Group's total B2B revenue for the three and nine months ended September 30, 2016, respectively.

[6]	Consistent with how our guidance was developed, the 843,000 new homes that we built across Europe through September 30, 2016 include 60,000 upgraded homes in Germany.

[7]	On May 16, 2016, pursuant to a scheme of arrangement and following shareholder approvals, we acquired Cable & Wireless
Communications Limited (formerly Cable & Wireless Communications Plc) ("CWC").

[8]
A reconciliation of our CWC OCF guidance for Q4 2016 to a U.S. GAAP measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another. For example, impairments or other operating charges such as direct acquisition costs are contingent upon the underlying activity, which cannot be reasonably forecasted.

[9]	Liquidity refers to cash and cash equivalents plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations.
10    Please see Footnotes for Operating Data and Subscriber Variance Tables for the definition of RGUs. Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[11]
Please see Adjusted Free Cash Flow Definition and Reconciliation for information on Adjusted Free Cash Flow (“FCF”) and the required reconciliations. For more detailed information concerning our operating, investing and financing cash flows, see the condensed consolidated statements of cash flows including in our 10-Q.

[12]	Please see Footnotes for Operating Data and Subscriber Variance Tables for the definition of Homes Passed.

[13]	Please see Footnotes for Operating Data and Subscriber Variance Tables for the definition of Customer Relationships.

[14]	Enhanced Video Subscriber - please see Footnotes for Operating Data and Subscriber Variance Tables for our Enhanced Video
Subscriber definition.

[15]	Enhanced video penetration is calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.

[16]	Please see Footnotes for Operating Data and Subscriber Variance Tables for the definition of Basic Video Subscriber.

[17]	Our next-generation video base consists of Horizon TV, TiVo (in the U.K.), Digital TV with a Horizon-like user interface (Yelo in Belgium) as well as Horizon-Lite set-top boxes.

[18]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle)

would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country.

[19]
In the U.K., Belgium and Switzerland we now offer our customers the option to purchase a mobile handset pursuant to a contract that is independent of a mobile airtime services contract ("split-contract programs"). Revenue associated with handsets sold under our split-contract programs is recognized upfront and included in other non-subscription revenue. We generally recognize the full sales price for the mobile handset upon delivery, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to our split-contract programs, all revenue from handset sales that was contingent upon delivering future airtime services was recognized over the life of the customer contract as part of the monthly fee and included in mobile subscription revenue.

[20]
Liberty Global Group's (4.2%) rebased mobile contraction (including interconnect and mobile handset sales revenue) and 0.7% growth for Q3 2016 and YTD 2016, respectively, includes the positive impact of our split-contract and non-subsidized handset sale programs in the U.K., Belgium, Switzerland, Ireland and Hungary, as further described above. Our split-contract and non-subsidized handset sale programs in the U.K., Belgium and Switzerland had net negative effects on our mobile subscription and handset revenue of $26.0 million in Q3 2016 and $5.5 million in YTD 2016. The net negative effects of the split-contract and non-subsidized handset sale programs are comprised of (i) increases in handset revenue of $5.4 million and $78.0 million and (ii) decreases in mobile subscription revenue of $31.3 million and $83.5 million during Q3 2016 and YTD 2016, respectively.

[21]	On February 11, 2016, pursuant to a definitive agreement and following regulatory approval, Telenet acquired Telenet Group BVBA, formerly known as BASE Company NV ("BASE").

[22]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[23]	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.

[24]	Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements, and, in the case of the Liberty Global Group, excludes the loans backed or secured by the shares we hold in ITV plc, Sumitomo Corporation and Lions Gate Entertainment Corp. For Liberty Global Group, our ratios are adjusted to exclude debt and OCF of Ziggo Sport and Ziggo and its subsidiaries.

[25]	For purposes of calculating our average tenor, total third-party debt excludes vendor financing.

[26]
Our blended fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital lease and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[27]
Our aggregate unused borrowing capacity of $3.7 billion represents the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations. This consists of $3.1 billion attributed to the Liberty Global Group and $598 million attributed to LiLAC Group. Upon completion of the relevant September 30, 2016 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that our subsidiaries' borrowing capacity would be $3.3 billion. This consists of $2.8 billion attributed to the Liberty Global Group and $454 million attributed to the LiLAC Group.

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are included in our 10-Q. For attributed financial information of the Liberty Global Group and the LiLAC Group, see Exhibit 99.1 to our 10-Q.

Revenue and Operating Cash Flow
In the following tables, we present revenue and operating cash flow by reportable segment for the three and nine months months ended September 30, 2016, as compared to the corresponding prior-year periods. All of our reportable segments derive their revenue primarily from consumer and B2B services, including video, broadband internet and fixed-line telephony services and, with the exception of Puerto Rico, mobile services. For detailed information regarding the composition of our reportable segments, see note 14 to our condensed consolidated financial statements included in our 10-Q.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2016, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2015 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2015 and 2016 in our rebased amounts for the three and nine months ended September 30, 2015 to the same extent that the revenue and OCF of such entities are included in our results for the three and nine months ended September 30, 2016, (ii) exclude the pre-disposition revenue and OCF of "offnet" subscribers in the U.K. that were disposed in the fourth quarter of 2014 and the first half of 2015 from our rebased amounts for the three and nine months ended September 30, 2015 to the same extent that the revenue and OCF of these disposed subscribers is excluded from our results for the three and nine months ended September 30, 2016, (iii) exclude the revenue and OCF related to a partner network agreement that was terminated shortly after the Ziggo acquisition from our rebased amounts for the nine months ended September 30, 2015 to the same extent that the revenue and OCF from this partner network is excluded from our results for the nine months ended September 30, 2016, (iv) exclude the pre-disposition revenue, OCF and associated intercompany eliminations of Film1, which was disposed in the third quarter of 2015, from our rebased amounts for the three and nine months ended September 30, 2015 to the same extent that the revenue, OCF and associated intercompany eliminations are excluded from our results for the three and nine months ended September 30, 2016, (v) exclude the revenue and OCF of multi-channel multi-point (microwave) distribution system subscribers in Ireland that have disconnected since we announced the switch-off of this service effective April 2016 for the three and nine months ended September 30, 2015 to the same extent that the revenue and OCF of these subscribers is excluded from our results for the three and nine months ended September 30, 2016 and (vi) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2015 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2016. We have included CWC, BASE and two small entities in whole or in part in the determination of our rebased revenue and OCF for the three months ended September 30, 2015. We have included CWC, BASE, Choice and two small entities in whole or in part in the determination of our rebased revenue and OCF for the nine months ended September 30, 2015. We have reflected the revenue and OCF of the acquired entities in our 2015 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between Generally Accepted Accounting Principles in the United States (“U.S. GAAP”) and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased growth rates are not a non-U.S. GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The following table provides adjustments made to the 2015 amounts to derive our rebased growth rates for the Liberty Global Group and the LiLAC Group:

	Revenue		OCF
	Three months ended September 30, 2015	Nine months ended September 30, 2015	Three months ended September 30, 2015	Nine months ended September 30, 2015
Liberty Global Group	in millions
Acquisitions	$189.4	$474.5	$40.5	$100.0
Dispositions	(4.3)	(19.4)	(3.2)	(4.3)
Foreign Currency	(255.4)	(486.0)	(109.9)	(217.8)
Total decrease	$(70.3)	$(30.9)	$(72.6)	$(122.1)

LiLAC Group
Acquisitions	$598.2	$926.6	$211.4	$326.8
Foreign Currency	(4.5)	(50.6)	(0.2)	(17.5)
Total increase	$593.7	$876.0	$211.2	$309.3

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

	Three months ended				Increase		Increase
	September 30,				(decrease)		(decrease)
Revenue	2016		2015		$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Operations Division:
U.K./Ireland	$1,581.4		$1,783.3		$(201.9)	(11.3)	2.8
The Netherlands	681.8		681.4		0.4	0.1	(0.3)
Germany	639.4		603.5		35.9	5.9	5.6
Belgium	693.4		512.5		180.9	35.3	0.8
Switzerland/Austria	439.3		437.9		1.4	0.3	1.1
Total Western Europe	4,035.3		4,018.6		16.7	0.4	2.1
Central and Eastern Europe	274.5		266.2		8.3	3.1	3.8
Central and other	(1.9)		0.1		(2.0)	N.M.	*
Total European Operations Division	4,307.9		4,284.9		23.0	0.5	2.2
Corporate and other	18.0		8.3		9.7	116.9	*
Intersegment eliminations	(12.8)		(4.6)		(8.2)	N.M.	*
Total Liberty Global Group	4,313.1		4,288.6		24.5	0.6	2.2
LiLAC Group:
LiLAC Division:
CWC	568.5		—		568.5	*	(3.6)
Chile	221.3		204.3		17.0	8.3	6.0
Puerto Rico	104.8		104.5		0.3	0.3	0.3
Total LiLAC Division	894.6	—	308.8	—	585.8	189.7	(0.9)
Intersegment eliminations	(0.5)		—		(0.5)	N.M.	*
Total LiLAC Group	894.1		308.8		585.3	189.5	(0.9)
Total	$5,207.2		$4,597.4		$609.8	13.3	1.7

Total Liberty Global Group excluding the Netherlands							2.7
LiLAC Group excluding CWC							4.1
______________________________

* - Omitted; N.M. - Not Meaningful

	Nine months ended			Increase		Increase
	September 30,			(decrease)		(decrease)
Revenue	2016		2015	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Operations Division:
U.K./Ireland	$4,985.6		$5,254.3	$(268.7)	(5.1)	3.2
The Netherlands	2,030.4		2,072.7	(42.3)	(2.0)	(2.0)
Germany	1,900.0		1,792.4	107.6	6.0	5.9
Belgium	2,010.9		1,515.5	495.4	32.7	3.0
Switzerland/Austria	1,319.7		1,326.0	(6.3)	(0.5)	1.7
Total Western Europe	12,246.6		11,960.9	285.7	2.4	2.5
Central and Eastern Europe	814.6		801.6	13.0	1.6	3.2
Central and other	(5.2)		(3.7)	(1.5)	N.M.	*
Total European Operations Division	13,056.0		12,758.8	297.2	2.3	2.5
Corporate and other	47.8		33.9	13.9	41.0	*
Intersegment eliminations	(35.4)		(19.9)	(15.5)	N.M.	*
Total Liberty Global Group	13,068.4		12,772.8	295.6	2.3	2.6
LiLAC Group:
LiLAC Division:
CWC	854.1		—	854.1	*	(2.7)
Chile	631.9		633.9	(2.0)	(0.3)	6.0
Puerto Rico	315.6		274.1	41.5	15.1	1.4
Total LiLAC Division	1,801.6	—	908.0	893.6	98.4	0.9
Intersegment eliminations	(0.7)		—	(0.7)	N.M.	*
Total LiLAC Group	1,800.9		908.0	892.9	98.3	0.9
Total	$14,869.3		$13,680.8	$1,188.5	8.7	2.4

Total Liberty Global Group excluding the Netherlands						3.5
LiLAC Group excluding CWC						4.4

* - Omitted; N.M. - Not Meaningful

	Three months ended		Increase		Increase
	September 30,		(decrease)		(decrease)
OCF	2016	2015	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Operations Division:
U.K./Ireland	$696.0	$777.0	$(81.0)	(10.4)	5.6
The Netherlands	375.5	388.6	(13.1)	(3.4)	(3.7)
Germany	408.0	380.9	27.1	7.1	6.7
Belgium	311.1	258.3	52.8	20.4	3.0
Switzerland/Austria	273.4	269.6	3.8	1.4	2.1
Total Western Europe	2,064.0	2,074.4	(10.4)	(0.5)	3.1
Central and Eastern Europe	120.4	119.0	1.4	1.2	1.8
Central and other	(77.0)	(74.0)	(3.0)	N.M.	*
Total European Operations Division	2,107.4	2,119.4	(12.0)	(0.6)	3.1
Corporate and other	(47.4)	(55.3)	7.9	14.3	*
Total Liberty Global Group	2,060.0	2,064.1	(4.1)	(0.2)	3.4
LiLAC Group:
LiLAC Division:
CWC	214.5	—	214.5	*	2.5
Chile	86.9	82.5	4.4	5.3	3.0
Puerto Rico	56.1	46.4	9.7	20.9	20.9
Total LiLAC Division	357.5	128.9	228.6	177.3	5.1
Corporate and other	(2.9)	(1.1)	(1.8)	N.M.	*
Total LiLAC Group	354.6	127.8	226.8	177.5	4.6
Total	$2,414.6	$2,191.9	$222.7	10.2	3.6

Total Liberty Global Group excluding the Netherlands and BASE					5.9
Total Liberty Global Group excluding the Netherlands (1)					5.2
LiLAC Group excluding CWC (2)					8.0

Operating Income
Liberty Global Group	$763.9	$478.6	$285.3	59.6
LiLAC Group	138.8	66.9	71.9	107.5
Total	$902.7	$545.5	$357.2	65.5

* - Omitted; N.M. - Not Meaningful

	Nine months ended		Increase		Increase
	September 30,		(decrease)		(decrease)
OCF	2016	2015	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Operations Division:
U.K./Ireland	$2,206.1	$2,345.9	$(139.8)	(6.0)	3.4
The Netherlands	1,107.5	1,127.5	(20.0)	(1.8)	(1.8)
Germany	1,187.7	1,111.8	75.9	6.8	6.7
Belgium	892.2	766.1	126.1	16.5	2.2
Switzerland/Austria	795.1	778.1	17.0	2.2	4.5
Total Western Europe	6,188.6	6,129.4	59.2	1.0	3.0
Central and Eastern Europe	345.9	355.5	(9.6)	(2.7)	(1.0)
Central and other	(243.7)	(214.6)	(29.1)	N.M.	*
Total European Operations Division	6,290.8	6,270.3	20.5	0.3	2.4
Corporate and other	(162.6)	(159.7)	(2.9)	(1.8)	*
Total Liberty Global Group	6,128.2	6,110.6	17.6	0.3	2.3
LiLAC Group:
LiLAC Division:
CWC	315.5	—	315.5	*	2.8
Chile	245.0	246.1	(1.1)	(0.4)	5.7
Puerto Rico	152.9	120.7	32.2	26.7	11.1
Total LiLAC Division	713.4	366.8	346.6	94.5	5.5
Corporate and other	(5.8)	(3.2)	(2.6)	N.M.	*
Total LiLAC Group	707.6	363.6	344.0	94.6	5.2
Total	$6,835.8	$6,474.2	$361.6	5.6	2.6

Total Liberty Global Group excluding the Netherlands and BASE					3.8
Total Liberty Global Group excluding the Netherlands (1)					3.3
LiLAC Group excluding CWC (2)					7.1

Operating Income (Loss)
Liberty Global Group	$1,799.2	$1,543.1	$256.1	16.6
LiLAC Group	177.9	184.8	(6.9)	(3.7)
Total	$1,977.1	$1,727.9	$249.2	14.4

* - Omitted; N.M. - Not Meaningful

(1)
We provide a rebased OCF growth rate for the Liberty Global Group that excludes Ziggo in light of the deconsolidation of Ziggo that will occur when our joint venture in the Netherlands with Vodafone Group closes. This is also the basis on which we provide our 2016 OCF guidance for the Liberty Global Group.

(2)
We provide a rebased OCF growth rate for the LiLAC Group that excludes CWC in light of the fact that CWC is only included in our 2016 results from the May 16, 2016 acquisition date. This is also the basis on which we provide our 2016 OCF guidance for the LiLAC Group.

OCF Definition and Reconciliation
As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our 10-Q. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of total segment OCF to our operating income is presented below.

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Consolidated Liberty Global	in millions		in millions
Total segment OCF	$2,414.6	$2,191.9	$6,835.8	$6,474.2
Share-based compensation expense	(62.8)	(125.0)	(206.4)	(253.0)
Depreciation and amortization	(1,416.9)	(1,458.4)	(4,405.4)	(4,387.6)
Impairment, restructuring and other operating items, net	(32.2)	(63.0)	(246.9)	(105.7)
Operating income	$902.7	$545.5	$1,977.1	$1,727.9

Liberty Global Group
Total segment OCF	$2,060.0	$2,064.1	$6,128.2	$6,110.6
Share-based compensation expense	(57.1)	(123.3)	(195.7)	(250.8)
Inter-group fees and allocations	2.2	2.1	6.4	2.1
Depreciation and amortization	(1,216.2)	(1,404.1)	(4,026.3)	(4,226.8)
Impairment, restructuring and other operating items, net	(25.0)	(60.2)	(113.4)	(92.0)
Operating income	$763.9	$478.6	$1,799.2	$1,543.1

LiLAC Group
Total segment OCF	$354.6	$127.8	$707.6	$363.6
Share-based compensation expense	(5.7)	(1.7)	(10.7)	(2.2)
Inter-group fees and allocations	(2.2)	(2.1)	(6.4)	(2.1)
Depreciation and amortization	(200.7)	(54.3)	(379.1)	(160.8)
Impairment, restructuring and other operating items, net	(7.2)	(2.8)	(133.5)	(13.7)
Operating income	$138.8	$66.9	$177.9	$184.8

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents
The following table1 details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at September 30, 2016:

		Capital	Debt & Capital	Cash
		Lease	Lease	and Cash
	Debt[2]	Obligations	Obligations	Equivalents
	in millions
Liberty Global and Liberty Global Group unrestricted subsidiaries	$2,461.2	$62.1	$2,523.3	$425.5
Virgin Media[3]	14,719.0	110.7	14,829.7	26.8
UPC Holding	6,823.3	28.0	6,851.3	26.5
Unitymedia	8,089.6	706.3	8,795.9	1.5
Telenet	4,854.4	393.6	5,248.0	25.7
Total Liberty Global Group	36,947.5	1,300.7	38,248.2	506.0
LiLAC Group unrestricted subsidiaries	—	—	—	74.5
CWC	3,564.7	19.6	3,584.3	230.7
VTR Finance	1,435.7	0.7	1,436.4	115.2
Liberty Puerto Rico	942.5	0.2	942.7	50.6
Total LiLAC Group	5,942.9	20.5	5,963.4	471.0
Total	$42,890.4	$1,321.2	$44,211.6	$977.0

Property and Equipment Additions and Capital Expenditures
The tables below highlight the categories of the property and equipment additions attributed to the Liberty Global Group and the LiLAC Group for the indicated periods and reconciles those additions to the capital expenditures that are presented in the attributed statement of cash flows information included in Exhibit 99.1 to our 10-Q:

Liberty Global Group

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
	in millions, except % amounts
Customer premises equipment	$259.8	$271.8	$856.2	$823.4
Scalable infrastructure	219.0	212.5	630.6	583.8
Line extensions	183.7	125.5	489.8	325.9
Upgrade/rebuild	114.4	139.8	334.0	388.4
Support capital & other	308.7	231.6	799.0	699.3
Property and equipment additions	1,085.6	981.2	3,109.6	2,820.8
Assets acquired under capital-related vendor financing arrangements[4]	(476.2)	(414.7)	(1,405.6)	(1,090.6)
Assets acquired under capital leases	(31.4)	(14.8)	(73.0)	(89.3)
Changes in current liabilities related to capital expenditures	(70.0)	(21.0)	(28.5)	40.8
Capital expenditures[5]	$508.0	$530.7	$1,602.5	$1,681.7

Property and equipment additions as % of revenue	25.2%	22.9%	23.8%	22.1%

LiLAC Group

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
	in millions, except % amounts
Customer premises equipment	$38.1	$26.3	$112.3	$95.4
Scalable infrastructure	9.8	13.5	35.4	38.8
Line extensions	9.5	8.4	30.6	15.6
Upgrade/rebuild	4.2	2.4	7.7	5.0
Support capital & other	7.2	8.3	34.1	30.0
CWC P&E Additions	91.3	—	144.9	—
Property and equipment additions	160.1	58.9	365.0	184.8
Assets acquired under capital-related vendor financing arrangements	(16.7)	—	(33.7)	—
Assets acquired under capital leases	(4.8)	—	(5.0)	—
Changes in current liabilities and cash derivatives related to capital expenditures	22.3	(0.5)	16.2	(15.0)
Capital expenditures	$160.9	$58.4	$342.5	$169.8

Property and equipment additions as % of revenue	17.9%	19.1%	20.3%	20.4%
______________________________

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

[2]
Debt amounts for UPC Holding and Telenet include notes issued by special purpose entities that are consolidated by the respective subsidiary. Due to the application of held-for-sale accounting in connection with the pending formation of the Dutch JV, the outstanding third-party debt and capital lease obligations of Ziggo Group Holding and certain of its subsidiaries are now classified as long-term liabilities associated with assets held for sale and, accordingly, are not reflected in the table above.

[3]
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media, but excludes Virgin Media. The cash and cash equivalents amount includes cash and cash equivalents held by the Virgin Media borrowing group, but excludes $0.3 million of cash and cash equivalents held by Virgin Media. This amount is included in the amount shown for Liberty Global and Liberty Global Group unrestricted subsidiaries. In addition, the $55 million principal amount of the 6.5% convertible notes of Virgin Media is excluded from the debt of the Virgin Media borrowing group and included in the debt of Liberty Global and Liberty Global Group unrestricted subsidiaries.

[4]
Amounts exclude related VAT of $65 million and $50 million during the three months ended September 30, 2016 and 2015, respectively, and $193 million and $139 million during the nine months ended September 30, 2016 and 2015, respectively, that were also financed by our vendors under these arrangements.

[5]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Adjusted Free Cash Flow Definition and Reconciliation
We define adjusted free cash flow as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of share-based incentive awards, (ii) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (iii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our condensed consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We believe that our presentation of adjusted free cash flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted free cash flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view adjusted free cash flow as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows. Beginning with the third quarter of 2016, we changed the name of this metric from "free cash flow" to "adjusted free cash flow." We have not changed how we calculate this metric. The following table provides the reconciliation of our net cash provided by operating activities to adjusted FCF for the indicated periods:

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
	in millions
Consolidated Liberty Global
Net cash provided by operating activities	$1,374.9	$1,473.5	$4,041.5	$4,159.3
Excess tax benefits from share-based compensation[6]	0.8	9.1	4.0	27.0
Cash payments for direct acquisition and disposition costs	3.5	10.7	89.5	249.5
Expenses financed by an intermediary[7]	213.8	81.1	607.0	132.8
Capital expenditures	(668.9)	(589.1)	(1,945.0)	(1,851.5)
Principal payments on amounts financed by vendors and intermediaries	(375.3)	(177.6)	(1,796.2)	(909.7)
Principal payments on certain capital leases	(29.8)	(37.4)	(85.7)	(114.8)
Adjusted FCF	$519.0	$770.3	$915.1	$1,692.6

Liberty Global Group
Net cash provided by operating activities	$1,253.2	$1,405.6	$3,814.0	$3,957.7
Excess tax benefits from share-based compensation	0.8	7.3	4.0	23.3
Cash payments for direct acquisition and disposition costs	1.9	10.1	26.8	244.9
Expenses financed by an intermediary	212.7	81.1	605.9	132.8
Capital expenditures	(508.0)	(530.7)	(1,602.5)	(1,681.7)
Principal payments on amounts financed by vendors and intermediaries	(375.3)	(177.6)	(1,796.2)	(909.7)
Principal payments on certain capital leases	(27.0)	(37.0)	(82.2)	(114.2)
Adjusted FCF	$558.3	$758.8	$969.8	$1,653.1

LiLAC Group
Net cash provided by operating activities	$121.7	$67.9	$227.5	$201.6
Excess tax benefits from share-based compensation	—	1.8	—	3.7
Cash payments for direct acquisition and disposition costs	1.6	0.6	62.7	4.6
Expenses financed by an intermediary	1.1	—	1.1	—
Capital expenditures	(160.9)	(58.4)	(342.5)	(169.8)
Principal payments on certain capital leases	(2.8)	(0.4)	(3.5)	(0.6)
Adjusted FCF	$(39.3)	$11.5	$(54.7)	$39.5
________________________________

[6]
Excess tax benefits from share-based compensation represent the excess of tax deductions over the related financial reporting share-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease to cash flows from operating activities in our condensed consolidated statements of cash flows.

[7]	For purposes of our condensed consolidated statements of cash flows, expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our adjusted free cash flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

ARPU per Customer Relationship8
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended September 30,					%	FX-Neutral[9]
	2016			2015		Change	% Change
Liberty Global Consolidated		$43.28			$44.63	(3.0)%	1.7%
Liberty Global Group		€38.38			€39.48	(2.8)%	2.9%
U.K. & Ireland (Virgin Media)		£49.69			£48.38	2.7%	1.4%
Germany (Unitymedia)		€24.45	24.24		€23.10	5.8%	5.8%
Belgium (Telenet)		€53.47			€50.77	5.3%	5.3%
The Netherlands (Ziggo)		€45.73			€44.62	2.5%	2.5%
Other Europe (UPC Holding)		€26.96			€27.00	(0.1)%	1.1%
LiLAC Group[10]		$47.23			$56.00	(15.7)%	(17.0)%
Chile (VTR)	CLP	33,670		CLP	33,042	1.9%	1.9%
CWC		$33.46		$	N/A	N/A	N/A
Puerto Rico		$78.12			$78.66	(0.7)%	(0.7)%
____________________________

[8]
The amounts presented for the 2016 period reflect the post-acquisition revenue for CWC, which was acquired on May 16, 2016. The impact of CWC is not included in the three months ended September 30, 2015.

[9]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior-year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[10]	The decrease in the LiLAC Group ARPU is primarily due to the inclusion of CWC. Excluding CWC, the LiLAC Group ARPU was $57.23 for the three months ended September 30, 2016.

Mobile Statistics
The following tables provide ARPU per mobile subscriber11 and mobile subscribers12 for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended Sept. 30,		%	FX-Neutral
	2016	2015	Change	% Change
Liberty Global Group:
Including interconnect revenue	$19.57	$22.80	(14.2)%	(4.6)%
Excluding interconnect revenue	$16.09	$19.03	(15.4)%	(5.5)%

LiLAC Group:
Including interconnect revenue	$17.97	$25.53	(29.6)%	(31.2)%
Excluding interconnect revenue	$16.51	$23.31	(29.2)%	(30.8)%

	Mobile Subscribers
	Sept. 30, 2016	June 30, 2016	Change
Liberty Global Group:
U.K.	3,028,400	3,021,400	7,000
Belgium	3,020,000	3,007,900	12,100
Germany	356,400	358,700	(2,300)
The Netherlands	227,000	207,200	19,800
Switzerland	70,100	55,600	14,500
Austria	24,300	21,100	3,200
Ireland	13,600	11,800	1,800
Total Western Europe	6,739,800	6,683,700	56,100
Hungary	56,700	47,400	9,300
Poland	5,800	6,200	(400)
Total CEE	62,500	53,600	8,900
Liberty Global Group	6,802,300	6,737,300	65,000

LiLAC Group:
Panama[13]	1,760,200	2,002,300	(242,100)
Jamaica	888,800	886,200	2,600
Bahamas	309,200	305,300	3,900
Barbados	129,000	129,800	(800)
Other	379,100	376,700	2,400
CWC Total	3,466,300	3,700,300	(234,000)
Chile	152,800	139,000	13,800
LiLAC Group	3,619,100	3,839,300	(220,200)
Grand Total	10,421,400	10,576,600	(155,200)
_______________________________

[11]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period. The amounts for the three months ended September 30, 2015 do not include the impact of CWC and BASE in Belgium. The decrease in ARPU per mobile subscriber for the Liberty Global Group is largely due to our split-contract programs. The decrease in ARPU per mobile subscriber for the LiLAC Group is primarily due to the inclusion of CWC. Excluding CWC, the LiLAC Group ARPU per mobile subscriber for the three months ended September 30, 2016 was $26.89 (including interconnect) and $24.82 (excluding interconnect).

[12]
In a number of countries, our mobile subscribers received mobile services pursuant to prepaid contracts. As of September 30, 2016, the prepaid mobile subscriber count included the following: Panama (1,586,600), Belgium (942,000), Jamaica (866,300), U.K. (660,100), Bahamas (271,000), Barbados (98,500), Chile (8,500) and twelve remaining CWC geographies (322,500).

[13]	The decline includes a 205,700 nonorganic adjustment to prepaid mobile subscribers to comply with Liberty Global subscriber counting policies.

RGUs, Customers and Bundling14
The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at September 30, 2016, June 30, 2016, and September 30, 2015:

	September 30, 2016	June 30, 2016	September 30, 2015	Q3’16 / Q2’16 (% Change)	Q3’16 / Q3’15 (% Change)
Liberty Global Group
Total RGUs
Video RGUs	22,477,000	22,508,100	22,764,700	(0.1%)	(1.3%)
Broadband Internet RGUs	17,287,900	17,105,800	16,572,700	1.1%	4.3%
Telephony RGUs	14,378,200	14,261,600	13,809,400	0.8%	4.1%
Total Liberty Global Group	54,143,100	53,875,500	53,146,800	0.5%	1.9%

Customers
Single-Play Customers	9,297,700	9,409,000	9,913,100	(1.2%)	(6.2%)
Dual-Play Customers	4,536,600	4,478,800	4,216,300	1.3%	7.6%
Triple-Play Customers	11,924,100	11,836,300	11,600,400	0.7%	2.8%
Total Liberty Global Group	25,758,400	25,724,100	25,729,800	0.1%	0.1%

% of Single-Play Customers	36.1%	36.6%	38.5%	(1.4%)	(6.2%)
% of Dual-Play Customers	17.6%	17.4%	16.4%	1.1%	7.3%
% of Triple-Play Customers	46.3%	46.0%	45.1%	0.7%	2.7%

RGUs per customer relationship	2.10	2.09	2.07	0.5%	1.4%

LiLAC Group
Total RGUs
Video RGUs	1,733,700	1,739,500	1,291,200	(0.3%)	34.3%
Broadband Internet RGUs	2,031,900	2,013,600	1,307,100	0.9%	55.5%
Telephony RGUs	1,667,400	1,685,600	889,800	(1.1%)	87.4%
Total LiLAC Group	5,433,000	5,438,700	3,488,100	(0.1%)	55.8%

Customers
Single-Play Customers	1,298,700	1,307,100	561,200	(0.6%)	131.4%
Dual-Play Customers	802,900	807,000	367,400	(0.5%)	118.5%
Triple-Play Customers	842,800	839,200	730,700	0.4%	15.3%
Total LiLAC Group	2,944,400	2,953,300	1,659,300	(0.3%)	77.4%

% of Single-Play Customers	44.1%	44.3%	33.9%	(0.5%)	30.1%
% of Dual-Play Customers	27.3%	27.3%	22.1%	—%	23.5%
% of Triple-play Customers	28.6%	28.4%	44.0%	0.7%	(35.0%)

RGUs per customer relationship	1.85	1.84	2.10	0.5%	(11.9%)
_____________________________

[14]	The September 30, 2015 figures do not include the impact of the CWC acquisition.

	Consolidated Operating Data — September 30, 2016
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	Total Video	Internet Subscribers(8)	Telephony Subscribers(9)

U.K.	13,154,500	13,139,100	5,249,900	13,000,200	—	3,723,500	—	3,723,500	4,867,900	4,408,800
Germany	12,878,700	12,685,200	7,157,000	12,741,000	4,865,800	1,564,300	—	6,430,100	3,263,500	3,047,400
The Netherlands(10)	7,070,000	7,056,200	4,013,100	9,649,300	703,500	3,289,000	—	3,992,500	3,132,700	2,524,100
Belgium	2,973,700	2,973,700	2,156,300	4,873,900	297,600	1,731,000	—	2,028,600	1,594,300	1,251,000
Switzerland(10)	2,226,900	2,226,900	1,289,800	2,485,000	584,200	660,400	—	1,244,600	744,600	495,800
Austria	1,385,800	1,385,800	652,800	1,402,000	120,400	368,300	—	488,700	498,000	415,300
Ireland	842,100	792,600	457,700	1,028,200	28,700	283,500	—	312,200	363,800	352,200
Total Western Europe	40,531,700	40,259,500	20,976,600	45,179,600	6,600,200	11,620,000	—	18,220,200	14,464,800	12,494,600
Poland	3,095,200	3,031,400	1,429,700	2,925,000	216,800	990,300	—	1,207,100	1,086,100	631,800
Hungary	1,692,200	1,674,700	1,112,300	2,146,800	141,400	519,300	295,400	956,100	620,500	570,200
Romania	2,811,400	2,752,400	1,259,400	2,225,800	272,100	629,600	349,500	1,251,200	524,900	449,700
Czech Republic	1,445,100	1,411,800	709,800	1,217,900	134,100	353,000	113,600	600,700	465,700	151,500
Slovakia	559,800	535,700	270,600	448,000	30,100	142,400	69,200	241,700	125,900	80,400
Total CEE	9,603,700	9,406,000	4,781,800	8,963,500	794,500	2,634,600	827,700	4,256,800	2,823,100	1,883,600
Total Liberty Global Group	50,135,400	49,665,500	25,758,400	54,143,100	7,394,700	14,254,600	827,700	22,477,000	17,287,900	14,378,200

Chile	3,198,400	2,689,300	1,317,800	2,785,200	82,400	962,400	—	1,044,800	1,076,800	663,600
CWC
Panama	415,700	240,200	396,100	520,600	—	51,000	43,500	94,500	124,600	301,500
Jamaica	469,800	459,800	301,100	497,000	—	105,500	—	105,500	173,200	218,300
Trinidad & Tobago	310,500	310,500	169,500	272,100	—	121,600	—	121,600	123,400	27,100
Barbados	121,800	121,800	94,500	169,900	—	19,900	—	19,900	66,100	83,900
Bahamas	155,000	155,000	55,000	80,800	—	900	—	900	24,900	55,000
Other	354,300	334,500	212,500	318,200	12,100	73,800	—	85,900	119,500	112,800
Total CWC	1,827,100	1,621,800	1,228,700	1,858,600	12,100	372,700	43,500	428,300	631,700	798,600
Puerto Rico	1,085,800	1,085,800	397,900	789,200	—	260,600	—	260,600	323,400	205,200
Total LiLAC Group	6,111,300	5,396,900	2,944,400	5,433,000	94,500	1,595,700	43,500	1,733,700	2,031,900	1,667,400

Grand Total	56,246,700	55,062,400	28,702,800	59,576,100	7,489,200	15,850,300	871,200	24,210,700	19,319,800	16,045,600

	Subscriber Variance Table - September 30, 2016 vs June 30, 2016
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	Total Video	Internet Subscribers(8)	Telephony Subscribers(9)

U.K.	82,200	82,100	49,000	91,800	—	10,900	—	10,900	59,900	21,000
Germany	70,000	70,700	9,400	89,400	(36,000)	20,700	—	(15,300)	56,000	48,700
The Netherlands(10)	17,000	16,600	(20,200)	(11,300)	(16,700)	(2,500)	—	(19,200)	14,300	(6,400)
Belgium	10,200	10,200	(5,000)	3,700	(11,300)	2,900	—	(8,400)	7,600	4,500
Switzerland(10)	10,200	10,200	(9,900)	(11,500)	(6,800)	(3,400)	—	(10,200)	900	(2,200)
Austria	5,700	5,700	600	8,900	(5,600)	2,100	—	(3,500)	4,400	8,000
Ireland	4,500	8,200	(3,800)	(11,400)	(1,100)	(10,000)	—	(11,100)	(400)	100
Total Western Europe	199,800	203,700	20,100	159,600	(77,500)	20,700	—	(56,800)	142,700	73,700
Poland	35,900	36,900	(4,500)	24,300	(7,500)	10,500	—	3,000	8,000	13,300
Hungary	31,900	31,900	4,800	27,500	(9,900)	14,600	—	4,700	12,300	10,500
Romania	74,000	79,500	14,200	43,800	(2,500)	12,300	4,600	14,400	12,600	16,800
Czech Republic	15,100	15,100	800	8,700	7,500	(200)	(1,700)	5,600	5,200	(2,100)
Slovakia	15,500	12,600	(1,100)	3,700	(1,500)	(600)	100	(2,000)	1,300	4,400
Total CEE	172,400	176,000	14,200	108,000	(13,900)	36,600	3,000	25,700	39,400	42,900
Total Liberty Global Group	372,200	379,700	34,300	267,600	(91,400)	57,300	3,000	(31,100)	182,100	116,600

Chile	47,800	50,700	14,000	13,200	(5,000)	9,100	—	4,100	20,600	(11,500)
CWC
Panama	—	—	4,300	2,400	—	(800)	4,300	3,500	(200)	(900)
Jamaica	—	—	1,100	12,600	—	700	—	700	5,100	6,800
Trinidad & Tobago	—	—	(15,300)	(20,000)	—	(13,900)	—	(13,900)	(8,600)	2,500
Barbados	—	—	(1,800)	(3,900)	—	(500)	—	(500)	(1,300)	(2,100)
Bahamas	14,400	14,400	(6,500)	(6,100)	—	300	—	300	100	(6,500)
Other	—	—	(5,800)	(8,700)	(700)	1,500	—	800	400	(9,900)
Total CWC	14,400	14,400	(24,000)	(23,700)	(700)	(12,700)	4,300	(9,100)	(4,500)	(10,100)
Puerto Rico	7,200	7,200	1,100	4,800	—	(800)	—	(800)	2,200	3,400
Total LiLAC Group	69,400	72,300	(8,900)	(5,700)	(5,700)	(4,400)	4,300	(5,800)	18,300	(18,200)

Grand Total	441,600	452,000	25,400	261,900	(97,100)	52,900	7,300	(36,900)	200,400	98,400

									Continued below

	Subscriber Variance Table - September 30, 2016 vs June 30, 2016
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	Total Video	Internet Subscribers(8)	Telephony Subscribers(9)

Organic Change Summary:
U.K.	82,200	82,100	49,000	91,800	—	10,900	—	10,900	59,900	21,000
Germany	22,300	32,100	9,400	89,400	(36,000)	20,700	—	(15,300)	56,000	48,700
The Netherlands	17,000	16,600	(20,200)	(11,300)	(16,700)	(2,500)	—	(19,200)	14,300	(6,400)
Belgium	10,200	10,200	(5,000)	3,700	(11,300)	2,900	—	(8,400)	7,600	4,500
Other Europe	185,400	192,700	(6,100)	82,900	(34,700)	25,200	3,000	(6,500)	40,200	49,200
Total Liberty Global Group	317,100	333,700	27,100	256,500	(98,700)	57,200	3,000	(38,500)	178,000	117,000
Chile	47,800	50,700	14,000	13,200	(5,000)	9,100	—	4,100	20,600	(11,500)
CWC
Panama	—	—	4,300	2,400	—	(800)	4,300	3,500	(200)	(900)
Jamaica	—	—	1,100	12,600	—	700	—	700	5,100	6,800
Trinidad & Tobago	—	—	—	3,400	—	(3,500)	—	(3,500)	2,400	4,500
Barbados	—	—	(1,800)	(3,900)	—	(500)	—	(500)	(1,300)	(2,100)
Bahamas	14,400	14,400	(5,300)	(4,700)	—	300	—	300	300	(5,300)
Other	—	—	—	(600)	(700)	1,500	—	800	400	(1,800)
Total CWC	14,400	14,400	(1,700)	9,200	(700)	(2,300)	4,300	1,300	6,700	1,200
Puerto Rico	7,200	7,200	1,100	4,800	—	(800)	—	(800)	2,200	3,400
Total LiLAC Group	69,400	72,300	13,400	27,200	(5,700)	6,000	4,300	4,600	29,500	(6,900)
Total Organic Change	386,500	406,000	40,500	283,700	(104,400)	63,200	7,300	(33,900)	207,500	110,100

Q3 2016 Adjustments:
Q3 2016 Trinidad adjustments	—	—	(15,300)	(23,400)	—	(10,400)	—	(10,400)	(11,000)	(2,000)
Q3 2016 Bahamas adjustments	—	—	(1,200)	(1,400)	—	—	—	—	(200)	(1,200)
Q3 2016 Other CWC adjustments	—	—	(5,800)	(8,100)	—	—	—	—	—	(8,100)
Q3 2016 Switzerland adjustments	—	—	—	1,100	1,000	(200)	—	800	1,300	(1,000)
Q3 2016 Acquisitions - Romania	7,400	7,400	7,200	10,000	6,300	300	—	6,600	2,800	600
Q3 2016 Germany adjustments	47,700	38,600	—	—	—	—	—	—	—	—
Net Adjustments	55,100	46,000	(15,100)	(21,800)	7,300	(10,300)	—	(3,000)	(7,100)	(11,700)
Net Adds (Reductions)	441,600	452,000	25,400	261,900	(97,100)	52,900	7,300	(36,900)	200,400	98,400

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 10) we do not report homes passed for Switzerland’s and the Netherlands’ partner networks.

(2)	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

(4)
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber (each as defined and described below). A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our September 30, 2016 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

(5)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. In Europe, we have approximately 156,600 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers. Subscribers to enhanced video services provided by our operations in Switzerland and the Netherlands over partner networks receive basic video services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 48,500 and 47,500 digital subscriber line (“DSL”) subscribers within Belgium and Austria, respectively, who are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 101,100 subscribers who have requested and received this service.

(9)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 36,500 subscribers within Austria that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 66,500 subscribers who have requested and received this service.

(10)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At September 30, 2016, Switzerland’s partner networks account for 141,400 Customer Relationships, 289,700 RGUs, 106,100 Enhanced Video Subscribers, 108,800 Internet Subscribers, and 74,800 Telephony Subscribers.

Additional General Notes to Tables:

As a result of our decision to discontinue our Multi-channel Multipoint Distribution System (“MMDS”) service in Ireland, we have excluded subscribers to our MMDS service from our externally reported operating statistics effective January 1, 2016, which resulted in a reduction to Homes Passed, RGUs, and Customer Relationships in Ireland and Slovakia of 22,200 and 500, respectively.

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” SOHO customers of CWC are not included in our respective RGU and customer counts as of September 30, 2016. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments such as bars, hotels and hospitals in Chile and Puerto Rico and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities, including CWC, is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.